Addendum to Firstar Servicing Agreements

This Addendum to the Fund Administration, Fund
Accounting, Transfer Agent Servicing Agreements, and
Fulfillment dated June 23, 1998 is entered into by and between Firstar Mutual Fund Services, LLC and the
Badgley Funds, Inc. on this 29th day of July 1999.

WHEREAS, the mutual funds servicing division of Firstar
Trust Company became a limited liability company and separate subsidiary of Firstar Bank, Milwaukee on September 30, 1998; and

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998;

NOW, THEREFORE, Firstar Mutual Fund Services, LLC will be the successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.

Firstar Mutual Fund Services, LLC     The Badgley Funds, Inc.


By: /s/ Joseph Neuberger             By: /s/ Otis P. Heald III
------------------------             -------------------------
   Joseph Neuberger                     Otis P. Heald III